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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Axcelis Technologies, Inc. for the registration of $125,000,000 principal amount of Axcelis Technologies, Inc.'s 4 1/4% Convertible Subordinated Notes Due January 15, 2007 and 6,250,000 shares of Axcelis Technologies, Inc. common stock and to the incorporation by reference therein of our report dated January 22, 2002, with respect to the consolidated financial statements and schedule of Axcelis Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                            /s/ Ernst & Young LLP

Boston, Massachusetts
March 26, 2002